EXHIBIT 5.1

UNITED STATES ENGLAND GERMANY CHINA
Douglas R. Wright
DWright@faegre.com
303.607.3671

June 28, 2007

PRB Energy, Inc.
1875 Lawrence Street, Suite 450
Denver, CO  80202

Re:                             PRB Energy, Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by PRB Energy, Inc., a Nevada corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the proposed issuance of an aggregate of up to 973,709 shares of the Company’s common stock, $.001 par value (the “Shares”), issuable pursuant to the Company’s 2007 Equity Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Plan, the Company’s Amended Articles of Incorporation, as amended, and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, which may be issued pursuant to the Plan, after due authorization by the Company, will upon such issuance be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  However, this consent should not be construed as an indication that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

FAEGRE & BENSON LLP

By:	/s/ Douglas R. Wright
Douglas R. Wright